Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of KAYAK Software Corporation of our report dated March 9, 2012 except for the change in the presentation of comprehensive income, discussed in Note 2 to the consolidated financial statements, as to which the date is May 7, 2012 relating to the financial statements and financial statement schedule of KAYAK Software Corporation, which appears in the Company’s prospectus filed pursuant to Rule 424(b) in connection with the Company’s Registration Statement on Form S-1 (No. 333-170640).

PricewaterhouseCoopers LLP

Stamford, CT

August 30, 2012